Exhibit 99.1

Armata Pharmaceuticals Announces Third Quarter 2022 Results and Provides Corporate Update

MARINA DEL REY, Calif., November 9, 2022 -- Armata Pharmaceuticals, Inc. (NYSE American: ARMP) (“Armata” or the “Company”), a biotechnology company focused on pathogen-specific bacteriophage therapeutics for antibiotic-resistant and difficult-to-treat bacterial infections, today announced financial results for its third quarter 2022 and provided a corporate update.

Third Quarter 2022 and Recent Developments:

•	SWARM-P.a. enrolling final Phase 2 MAD cohort evaluating AP-PA02 in cystic fibrosis
•	AP-PA02 Phase 2 non-cystic fibrosis bronchiectasis (NCFB) study progressing toward site activation and first patient dosed
•	AP-SA02 bacteremia study progressing through Phase 1b cohort
•	AP-SA02 prosthetic joint infection study advancing through start-up activities

“During the third quarter, we have made significant progress in the SWARM-P.a. study. We now anticipate enrolling the last subject in the fourth quarter with top-line data expected in early 2023,” stated Dr. Brian Varnum, Chief Executive Officer of Armata. “Concurrently, we made progress with our second lead program, AP-SA02 in Staphylococcus aureus bacteremia, enrolling in the Phase 1b portion of the diSArm study while continuing to expand the study reach in the United States and abroad. Importantly, we achieved regulatory approvals required to activate clinical sites in Australia, which we believe may accelerate enrollment in this difficult-to-treat patient population. Finally, our pipeline expansion activities continue to progress, with ongoing site activation for the Tailwind study evaluating AP-PA02 in non-cystic fibrosis bronchiectasis, and study start-up activities for AP-SA02 in prosthetic joint infections.”

Third Quarter 2022 Financial Results

Grant Revenue. The Company recognized grant revenue of approximately $1.3 million for the three months ended September 30, 2022, which represents Medical Technology Enterprise Consortium (“MTEC”)’s share of the costs incurred for the Company’s AP-SA02 program for the treatment of Staphylococcus aureus bacteremia. The Company expects to receive $16.3 million in grant funding from MTEC administered by the U.S. Department of Defense and the Defense Health Agency and Joint Warfighter Medical Research Program. The Company recognized approximately $1.3 million of revenue in the comparable period in 2021.

Research and Development. Research and development expenses for the three months ended September 30, 2022, were approximately $8.4 million as compared to approximately $5.6 million for the comparable period in 2021. The company continues to invest in clinical trial and personnel related expenses associated with its primary development programs.

General and Administrative. General and administrative expenses for the three months ended September 30, 2022, were approximately $1.6 million as compared to approximately $1.8 million for the comparable period in 2021.

Loss from Operations. Loss from operations for the three months ended September 30, 2022, was $(8.6) million as compared to a loss from operations of approximately $(6.1) million for the comparable period in 2021.

Cash and Equivalents. As of September 30, 2022, Armata held approximately $25.4 million of unrestricted cash and cash equivalents, as compared to $10.3 million as of December 31, 2021.

As of November 4, 2022, there were approximately 36.1 million shares of common stock outstanding.

About Armata Pharmaceuticals, Inc.

Armata is a clinical-stage biotechnology company focused on the development of pathogen-specific bacteriophage therapeutics for the treatment of antibiotic-resistant and difficult-to-treat bacterial infections using its proprietary bacteriophage-based technology. Armata is developing and advancing a broad pipeline of natural and synthetic phage candidates, including clinical candidates for Pseudomonas aeruginosa, Staphylococcus aureus, and other pathogens. In addition, in collaboration with Merck, known as MSD outside of the United States and Canada, Armata is developing proprietary synthetic phage candidates to target an undisclosed infectious disease agent. Armata is committed to advancing phage with drug development expertise that spans bench to clinic including in-house phage specific GMP manufacturing.

Forward Looking Statements

This communication contains "forward-looking" statements, including, without limitation, statements related to the use of proceeds from the securities offering, Armata's bacteriophage development programs,  Armata's ability to meet expected milestones, Armata's ability to be a leader in the development of phage-based therapeutics, and statements related to the timing and results of clinical trials, including the anticipated initiation and advancement of clinical trials of AP-PA02 and AP-SA02, Armata's ability to develop new products based on bacteriophages and synthetic phages, and Armata's expectations for performance of Armata's therapeutic candidates based on Armata's recent nonclinical work. Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are based upon Armata's current expectations. Forward-looking statements involve risks and uncertainties. Armata's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the ability of Armata's lead clinical candidates, AP-PA02 and AP-SA02, to be more effective than previous candidates; Armata's ability to expedite development of AP-PA02 and AP-SA02; Armata's ability to advance its preclinical and clinical programs and the uncertain and time-consuming regulatory approval process; Armata's ability to develop products based on bacteriophages and synthetic phages to kill bacterial pathogens; the Company's expected market opportunity for its products; Armata's ability to sufficiently fund its operations as expected, including obtaining additional funding as needed; and any delays or adverse events within, or outside of, Armata's control, caused by the COVID-19 pandemic. Additional risks and uncertainties relating to Armata and its business can be found under the caption "Risk Factors" and elsewhere in Armata's filings and reports with the SEC, including in Armata's Annual Report on Form 10-K, filed with the SEC on March 17, 2022, and in its subsequent filings with the SEC.

Armata expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Armata's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Media Contacts:

At Armata:

Pierre Kyme

Armata Pharmaceuticals, Inc.

ir@armatapharma.com

310-665-2928

Investor Relations:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com

212-915-2569

Armata Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets

	September 30, 2022	December 31, 2021

Assets
Cash and cash equivalents	$25,382,000	$10,288,000
Awards receivable	1,867,000	2,989,000
Prepaids and other current assets	5,996,000	1,718,000
Total current assets	33,245,000	14,995,000
Property and equipment, net	38,977,000	38,072,000
Other long term assets	6,913,000	2,955,000
Intangible assets, net	13,746,000	13,746,000
Total assets	$92,881,000	$69,768,000

Liabilities and stockholders’ equity
Total current liabilities	$7,004,000	$4,814,000
Long term liabilities	37,233,000	36,480,000
Deferred tax liability	3,077,000	3,077,000
Total liabilities	47,304,000	44,371,000
Stockholders’ equity	45,577,000	25,397,000
Total liabilities and stockholders’ equity	$92,881,000	$69,768,000

Armata Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Grant Revenue	$1,338,000	$1,251,000	$4,457,000	$3,485,000
Operating expenses:
Research and development	8,400,000	5,626,000	25,448,000	15,201,000
General and administrative	1,561,000	1,768,000	5,627,000	6,058,000
Total operating expenses	9,961,000	7,394,000	31,075,000	21,259,000
Loss from operations	(8,623,000)	(6,143,000)	(26,618,000)	(17,774,000)
Other income (expense), net	9,000	(2,000)	15,000	(60,000)
Loss before income taxes and Net Loss	$(8,614,000)	$(5,419,000)	$(26,603,000)	$(17,108,000)
Net loss per share, basic and diluted	$(0.24)	$(0.21)	$(0.79)	$(0.73)
Weighted average shares outstanding, basic and diluted	36,038,686	24,820,233	33,704,071	23,363,113

Armata Pharmaceuticals, Inc.
Condensed Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
	2022	2021

Operating activities:
Net loss	$(26,603,000)	$(17,108,000)
Adjustments required to reconcile net loss to net cash used in operating activities:
Stock-based compensation	2,288,000	2,218,000
Depreciation	647,000	892,000
Payment of accreted interest for deferred consideration for asset acquisition	-	(586,000)
Non-cash interest expense	-	60,000
Gain on Extinguishment of PPP loan	-	(722,000)
Changes in operating assets and liabilities, net	1,672,000	(269,000)
Net cash used in operating activities	(21,996,000)	(14,977,000)
Investing activities:
Purchases of property and equipment, net	(2,666,000)	(1,076,000)
Net cash used in investing activities	(2,666,000)	(1,076,000)
Financing activities:
Payment of deferred consideration for asset acquisition	-	(1,414,000)
Proceeds from sale of common stock, net of offering costs	44,391,000	19,363,000
Proceeds from exercise of warrants and stock options	125,000	531,000
Net cash provided by (used in) financing activities	44,516,000	18,480,000
Net increase (decrease) in cash and cash equivalents	19,854,000	2,427,000
Cash, cash equivalents and restricted cash, beginning of period	11,488,000	10,849,000
Cash, cash equivalents and restricted cash, end of period	$31,342,000	$13,276,000

Reconciliation of Cash and cash equivalents:	Nine Months Ended September 30,
	2022	2021
Cash and cash equivalents	$25,382,000	$12,076,000
Restricted cash	5,960,000	1,200,000
Cash, cash equivalents and restricted cash	$31,342,000	$13,276,000